Exhibit 4.5

Thursday, June 3, 2004

Thomas F. Bugg, President	Via Federal Express
Genoil Inc.	v(403)750-3450
101 6th Avenue SW, Suite 650
Calgary, Alberta T2P 3PA
Canada

Re:	First Amendment
Hydrocracking Process Agreement dated September 3,2003 (“Agreement”)
Between Silver Eagle Refining–Woods Cross Inc. (“Silver Eagle”)
and Genoil Inc. (“Genoil”)

Dear Tom:

We have discussed the need to amend the Agreement to set a closing date thereunder and for other purposes. This letter shall serve as such amendment (“First Amendment”) to our Agreement. Please review the changes set forth herein and indicate your approval and acceptance thereof by signing in the box provided below and faxing a copy hereof with your signature thereon to me at your earliest convenience. As we have discussed, our new banking relationship with Bank One, NA (“Bank”), requires that Bank approve in writing any amendments to the Agreement before they become effective; therefore, this First Amendment shall not be binding or of any force or effect until such written approval shall have been obtained from Bank.

The changes to the Agreement are as follows:

1.	Section 3.4 of the Agreement is amended in its entirety to read as follows:

“Closing” means the date that written approval of this First Amendment by Bank One, NA, shall have been obtained by the Parties.

2.	The caption and the first paragraph of Section 5.7 of the Agreement are amended in their entirety to read as follows:

“Rent, Royalties, and Other Compensation to Genoil. If actual Genoil Capital Costs are $5,000,000 or greater, then sixty percent (60%) of the

Silver Eagle Refining–Woods Cross Inc. — 2355 South 1100 West • Woods Cross Utah 84087 USA • (801)298-3211 • Fax (801)298-1112

Thomas F. Bugg, President                    Via Federal Express
 Genoil Inc.

Re:	First Amendment
Hydrocracking Process Agreement dated September 3, 2003 (“Agreement”)
Between Silver Eagle Refining–Woods Cross Inc. (“Silver Eagle”)
and Genoil Inc. (“Genoil”)
Thursday, June 3, 2004

monthly net profit from the operation of the Hydrocracking Unit and Ancillary Items will be paid to Genoil until Genoil shall have been paid under this section of this Agreement a total amount equal to twice the actual Genoil Capital Costs or if actual Genoil Capital Costs are $3,500,000 or less, then fifty percent (50%) of the monthly net profit from the operation of the Hydrocracking Unit and Ancillary Items will be paid to Genoil until Genoil shall have been paid under this section of this Agreement a total amount equal to twice the actual Genoil Capital Costs. However, if actual Genoil Capital Costs are greater than $3,500,000 but less than $5,000,000, then the applicable percentage of the monthly net profit from the operation of the Hydrocracking Unit and Ancillary Items to be paid to Genoil until Genoil shall have been paid under this section of this Agreement a total amount equal to twice the actual Genoil Capital Costs shall be adjusted proportionally from fifty percent (50%) up to sixty percent (60%) based on the amount above $3,500,000 up to $5,000,000.

“After Genoil shall have been paid under this section of this Agreement a total amount equal to twice the actual Genoil Capital Costs, Genoil shall be paid thirty percent (30%) of the monthly net profit from the operation of the Hydrocracking Unit and Ancillary Items. This shift would allow Silver Eagle to maintain the facility for long-term safety and environmental requirements.”

3.	Section 5.14 of the Agreement is amended by adding thereto at the end thereof the following:

“This Agreement constitutes a lease of the Hydrocracking Unit from Genoil to Silver Eagle. The payments to Genoil required by Section 5.7 constitute rental payments owed by Silver Eagle- Genoil shall retain title to the Hydrocracking Unit at all times. By entering into the Agreement, Genoil does not acquire any ownership interest, security interest, or lien in any of the real or personal property of Silver Eagle, including, without limitation, any of the hydrocarbon products processed by the Hydrocracking Unit or the accounts receivable resulting from the sale of such products.”

4.	It is intended that Bank shall be and hereby is a third-party beneficiary of the Agreement and the agreements and amendments set forth in this First Amendment, and Bank may enforce the terms of the Agreement as amended hereby. Anything in the Agreement as amended by

Thomas F. Bugg, President                    Via Federal Express
  Genoil Inc.

Re:	First Amendment
Hydrocracking Process Agreement dated September 3, 2003 (“Agreement”)
Between Silver Eagle Refining—Woods Cross Inc. (“Silver Eagle”)
and Genoil Inc. (“Genoil”)
Thursday, June 3, 2004

this First Amendment to the contrary notwithstanding, the Parties agree that no further amendments to the Agreement as amended by this First Amendment shall have any force or effect unless and until such further amendments shall have been approved in writing by Bank.

Except as specifically changed by this First Amendment, all other terms and provisions of the Agreement shall continue in full force and effect.

In connection with the closing of the Agreement as amended by this First Amendment – and conditioned upon your signing in the box provided below, Silver Eagle hereby represents and warrants that all conditions precedent to the obligations of Silver Eagle (as set forth in subsection 5.18(a) of the Agreement as amended by this First Amendment) have been met and fully satisfied, or are hereby waived.

Please review the changes set forth herein and indicate your approval and acceptance thereof by signing in the box provided below and faxing a copy hereof with your signature thereon to me at your earliest convenience.

Please contact me or Krege if you have any questions.

Sincerely,

Silver Eagle Refining, Inc.

By:	/s/ David W. McSwain

David W. McSwain
President and Chief Operating Officer
dmcswain@silvereaglerefining.com

Thomas F. Bugg, President                    Via Federal Express
  Genoil Inc.

Re:	First Amendment
Hydrocracking Process Agreement dated September 3, 2003 (“Agreement”)
Between Silver Eagle Refining–Woods Cross Inc. (“Silver Eagle”)
and Genoil Inc. (“Genoil”)
Thursday, June 3, 2004

I hereby represent and warrant that all conditions precedent to the obligations of Genoil (as set forth in subsection 5.18(b) of the Agreement as amended by this First Amendment) have been met and fully satisfied, or are hereby waived, and that the changes to the Agreement set forth above are hereby approved and accepted on or as of the date first set forth above.

Genoil Inc.
A Canada corporation

By :	/s/ Thomas F. Bugg

Thomas F. Bugg
President